EX-FILING FEES

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

ORIX KABUSHIKI KAISHA

(Exact name of registrant as specified in its charter)

ORIX CORPORATION

(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$500,000,000 5.000% Senior Notes due 2027	Rule 457	(r)	$500,000,000	99.821%	$499,105,000	0.0000927	$46,267.04

Fees to Be Paid	Debt	$500,000,000 5.200% Senior Notes due 2032	Rule 457	(r)	$500,000,000	99.707%	$498,535,000	0.0000927	$46,214.19

	Total Offering Amounts						$997,640,000		$92,481.23

	Total Fees Previously Paid								n/a

	Total Fee Offsets								n/a

	Net Fee Due								$92,481.23